DERIVED INFORMATION [1/05/07]

[$980,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$980,000,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Counterparty			Collateral Info	Group 1	TOTAL	GWAC	AGG ARM UPB	ARM %	AGG FIX UPB	FIX %
Underwriter	Credit Suisse Securities LLC		Gross WAC	8.16%	8.16%	0 - 4.5	-	0.0%	-	0.0%
Issuer			ARM Gross Margin	6.12%	6.13%	4.5 - 5	-	0.0%	-	0.0%
Depositor			WA CLTV	87.5%	90.1%	5 - 5.5	528,000	0.1%	-	0.0%
Seller			CLTV >80%	70.6%	75.6%	5.5 - 6	10,544,033	1.1%	2,311,007	0.2%
Aggregator			CLTV >90%	43.4%	56.0%	6 - 6.5	21,811,922	2.2%	4,062,911	0.4%
Rep Provider			CLTV >95%	35.0%	49.7%	6.5 - 7	92,117,366	9.3%	21,993,938	2.2%
Master Servicer			Loan Balance <$50k	1.8%	1.2%	7 - 7.5	119,861,592	12.1%	18,516,408	1.9%
Trustee			Loan Balance $50k - $100k	9.0%	7.0%	7.5 - 8	228,519,711	23.0%	31,883,139	3.2%
MI Provider			Loan Balance $100k - $150k	17.5%	12.6%	8 - 8.5	110,160,830	11.1%	17,293,680	1.7%
Monoline			WA FICO	630	635	8.5 - 9	96,076,036	9.7%	14,839,568	1.5%
Credit Manager			<560 FICO	11.5%	10.7%	9 - 9.5	55,724,490	5.6%	8,010,025	0.8%
Federal Tax Status			560 - 600 FICO	16.4%	14.0%	9.5 - 10	55,256,164	5.6%	10,685,725	1.1%
			SF / TH / PUD	88.0%	87.4%	10 - 10.5	15,825,675	1.6%	7,916,425	0.8%
Originators	Group (%)	Total (%)	2-4 Family	5.6%	6.7%	10.5 - 11	5,349,474	0.5%	8,089,202	0.8%
			Condo	6.4%	6.0%	11 - 11.5	1,456,104	0.1%	7,804,765	0.8%
			Manufactured Housing (MH)	0.0%	0.0%	11.5 - 12	421,820	0.0%	9,265,489	0.9%
			Other	0.0%	0.0%	12 - 12.5	26,722	0.0%	8,856,778	0.9%
			Primary	94.2%	95.3%	12.5 - 13	-	0.0%	7,669,297	0.8%
			Second	0.7%	0.7%	13 - 13.5	-	0.0%	593,661	0.1%
			Investment	5.1%	4.0%	13.5 - 14	-	0.0%	97,690	0.0%
Servicers	Group (%)	Total (%)	Full / Alt	64.9%	56.7%	14 - 14.5	-	0.0%	91,190	0.0%
			Stated / Limited	34.5%	42.1%	14.5 +	-	0.0%	310,615	0.0%
			NINA	0.6%	1.2%
			1st Lien	97.1%	95.4%		Freddie Fixed	Freddie ARM	Total Fixed	Total ARM
			2nd Lien	2.9%	4.6%	GWAC	8.49%	8.09%	8.90%	8.00%
			Silent Seconds	30.1%	43.3%	1st Lien GWAC	7.91%	8.09%	8.02%	8.00%
			State 1	CA	CA	2nd Lien GWAC	11.60%	0.00%	11.55%	0.00%
FICO	AGG UPB	AGG %	%	19.9%	29.2%	FICO	649	625	636	635
< 500	4,422,135	0.4%	State 2	FL	FL	1st Lien FICO	651	625	629	635
500 - 519	20,236,238	2.0%	%	9.0%	9.8%	2nd Lien FICO	643	0	657	0
520 - 539	32,170,063	3.2%	State 3	AZ	AZ
540 - 559	49,659,727	5.0%	%	6.0%	5.0%	Credit Enhancement
560 - 579	56,265,829	5.7%	State 4	IL	WA	Subordination (not including OC)
580 - 599	76,210,912	7.7%	%	4.8%	4.7%	Prefund OC (%)
600 - 619	118,427,041	11.9%	State 5	WA	NV	Initial Target OC (%)
620 - 639	125,870,704	12.7%	%	4.4%	4.1%	Stepdown OC (%)
640 - 659	188,559,268	19.0%	ARM / HYB	81.5%	81.9%	Stepdown Date
660 - 679	121,715,045	12.2%	Fixed	18.5%	18.1%	Excess Interest (12m Avg, Fwd Libor)
680 - 699	83,112,462	8.4%	Purchase	29.3%	49.1%
700 - 719	50,333,941	5.1%	Refi-RT	7.8%	5.0%	Notes
720 - 739	31,449,908	3.2%	Refi-CO	62.8%	45.9%	All non-dollar amount numbers (excluding loan count) should be formatted as percentages
740 - 759	20,860,457	2.1%	Size	$442,956,868	$993,971,452

Any 'Group' column refers to the collateral group that backs Freddie's class. Any 'Total' column refers to all collateral in the deal that is crossed with Freddie's (in almost all cases, the total pool)

760 - 779	9,448,438	1.0%	AVG Balance	$162,732	$196,398	For originators and servicers, the percentages should show what percentage any given servicer or originator is in relation to the others for both Freddie's group and for the total pool.
780 - 799	3,557,435	0.4%	Loan Count	2,722	5,061	The FICO and GWAC tables should be based on The Total pool.
800 plus	1,671,847	0.2%	Interest Only (IO)	12.6%	15.2%	For the GWAC table the ARM column should sum to 100% and the Fixed column should sum to 100% (assuming there is ARM and fixed collateral)
			Negative Amortization	0.0%	0.0%	If a particular field has no data, enter 0% or $0 rather than 'NA' or leaving the field blank
			Amortization >30 years	44.3%	46.5%	Combined LTV = First Lien + Second + Silent Second

Fixed Full Doc		Combined LTV								Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.12%	0.23%	0.13%	0.07%	0.18%	0.45%	0.00%	0.15%	FICO Range	Less than 560	0.42%	0.85%	0.66%	0.23%	1.10%	2.44%	0.23%	0.20%
	560 - 599	0.18%	0.25%	0.35%	0.11%	0.18%	0.44%	0.17%	0.27%		560 - 599	0.41%	0.44%	0.42%	0.22%	0.85%	2.01%	0.57%	1.17%
	600 - 619	0.13%	0.17%	0.07%	0.04%	0.24%	0.32%	0.11%	0.93%		600 - 619	0.28%	0.23%	0.22%	0.10%	0.42%	1.21%	0.37%	2.66%
	620 - 659	0.26%	0.19%	0.26%	0.13%	0.20%	0.89%	0.40%	2.07%		620 - 659	0.27%	0.29%	0.27%	0.09%	0.47%	1.72%	0.60%	7.63%
	660 - 699	0.11%	0.20%	0.00%	0.06%	0.11%	0.34%	0.04%	0.64%		660 - 699	0.14%	0.09%	0.03%	0.08%	0.10%	0.66%	0.52%	3.29%
	700 - 740	0.07%	0.06%	0.02%	0.00%	0.05%	0.24%	0.05%	0.36%		700 - 740	0.00%	0.00%	0.05%	0.04%	0.09%	0.20%	0.13%	0.88%
	740 +	0.02%	0.10%	0.04%	0.00%	0.07%	0.02%	0.03%	0.08%		740 +	0.00%	0.02%	0.03%	0.00%	0.00%	0.13%	0.09%	0.30%

Fixed Not Full Doc		Combined LTV								Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.09%	0.14%	0.09%	0.00%	0.14%	0.04%	0.00%	0.02%	FICO Range	Less than 560	0.32%	0.74%	0.49%	0.30%	0.41%	0.17%	0.01%	0.19%
	560 - 599	0.01%	0.02%	0.03%	0.00%	0.12%	0.07%	0.00%	0.01%		560 - 599	0.29%	0.42%	0.26%	0.16%	0.70%	1.90%	0.13%	0.13%
	600 - 619	0.03%	0.00%	0.00%	0.05%	0.05%	0.09%	0.02%	0.04%		600 - 619	0.14%	0.21%	0.26%	0.15%	0.39%	1.19%	0.27%	0.18%
	620 - 659	0.05%	0.06%	0.09%	0.01%	0.08%	0.29%	0.11%	1.16%		620 - 659	0.19%	0.27%	0.24%	0.08%	0.79%	1.27%	0.71%	5.92%
	660 - 699	0.04%	0.07%	0.06%	0.03%	0.13%	0.04%	0.06%	0.84%		660 - 699	0.01%	0.04%	0.02%	0.06%	0.33%	0.88%	0.36%	6.13%
	700 - 740	0.02%	0.00%	0.00%	0.00%	0.02%	0.03%	0.01%	0.63%		700 - 740	0.01%	0.04%	0.03%	0.00%	0.07%	0.18%	0.19%	2.68%
	740 +	0.01%	0.06%	0.00%	0.00%	0.00%	0.09%	0.02%	0.25%		740 +	0.01%	0.00%	0.03%	0.00%	0.00%	0.13%	0.13%	0.92%

Non-Amortizing Fixed Full Doc		Combined LTV								Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%	0.00%	0.03%
	560 - 599	0.00%	0.00%	0.00%	0.00%	0.04%	0.03%	0.00%	0.00%		560 - 599	0.02%	0.10%	0.08%	0.00%	0.16%	0.24%	0.04%	0.03%
	600 - 619	0.00%	0.02%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		600 - 619	0.04%	0.00%	0.00%	0.04%	0.22%	0.31%	0.01%	0.45%
	620 - 659	0.00%	0.02%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		620 - 659	0.04%	0.05%	0.10%	0.05%	0.09%	0.29%	0.23%	1.88%
	660 - 699	0.00%	0.00%	0.00%	0.00%	0.02%	0.00%	0.04%	0.00%		660 - 699	0.00%	0.15%	0.02%	0.00%	0.08%	0.38%	0.22%	1.58%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%		700 - 740	0.04%	0.00%	0.05%	0.00%	0.04%	0.04%	0.06%	0.69%
	740 +	0.00%	0.00%	0.05%	0.00%	0.00%	0.00%	0.00%	0.01%		740 +	0.03%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.26%

Non-Amortizing Fixed Not Full Doc		Combined LTV								Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%
	560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		560 - 599	0.01%	0.07%	0.00%	0.00%	0.09%	0.10%	0.00%	0.04%
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%	0.00%	0.00%		600 - 619	0.02%	0.00%	0.00%	0.00%	0.00%	0.13%	0.02%	0.06%
	620 - 659	0.00%	0.00%	0.00%	0.00%	0.02%	0.10%	0.02%	0.00%		620 - 659	0.03%	0.05%	0.05%	0.03%	0.02%	0.14%	0.17%	1.19%
	660 - 699	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		660 - 699	0.03%	0.00%	0.05%	0.00%	0.05%	0.29%	0.07%	2.10%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		700 - 740	0.00%	0.00%	0.02%	0.00%	0.05%	0.10%	0.00%	1.09%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%		740 +	0.00%	0.00%	0.02%	0.00%	0.00%	0.00%	0.00%	0.53%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and doc type											Check for 0's
2. Combined LTV = First Lien + Second + Silent Second											Total equals 100%	0.00%
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)											GT 80% Match	-0.03%
4. Approximate loan population fine											ARM Match	-0.04%
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection											IO Match	0.01%
6. The sum of all six FICO/CLTV grids should sum to 100%											FICO % Match	-0.66%